Exhibit 99.1

News Release

Contacts:

Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors & Analysts)

Ed Loyd, 980-636-5145, eloyd@chiquita.com, (Media)

CHIQUITA PROVIDES UPDATE TO SHAREHOLDERS

Postpones Special Meeting of Chiquita Shareholders

Chiquita to Provide Opportunity for Cutrale / Safra to Submit Best and Final Offer

Company Extends and Amends Employment Arrangements to Ensure Continued Success of Chiquita

CHARLOTTE, N.C., September 8, 2014 – Chiquita Brands International, Inc. (NYSE:CQB) (“Chiquita”) today announced that it has postponed the Special Meeting of Shareholders to vote on the proposed transaction with Fyffes plc (ESM: FFY ID: AIM: FFY LN) (“Fyffes”) to October 3, 2014. The meeting had been scheduled for September 17, 2014. In addition, Fyffes proposes to seek adjournments of the Court Meeting and EGM convened for September 17, 2014 and, subject to any direction of the Irish High Court, to reconvene such meetings for October 3, 2014.

The Company also announced Fyffes has granted Chiquita a waiver that permits Chiquita to engage in discussions with the Cutrale Group and the Safra Group (“Cutrale / Safra”). Accordingly, Chiquita has sent a letter to Cutrale / Safra indicating its willingness to offer to Cutrale / Safra the opportunity to conduct focused due diligence and present its final and best offer.

Chiquita does not expect to update the market with any further information unless and until the Board has reached a decision on a definitive course of action. In the interim, Chiquita continues to recommend that its shareholders vote "FOR" the Fyffes transaction and the other proposals on the WHITE proxy card.

A copy of the waiver letter provided by Fyffes will be filed with the SEC as an exhibit to a Current Report on Form 8-K.

Employee Agreements Updated

To ensure the continuity of the business in light of this period of uncertainty, Chiquita’s Board and Mr. Lonergan have agreed to extend Mr. Lonergan’s employment as Chief Executive Officer for another year, through October 8, 2015, reaffirming as well his commitment to Chiquita. In addition, Chiquita has renewed its change in control severance agreements, which were set to expire at the end of August. These arrangements were reviewed and approved by Chiquita’s independent directors, following extensive consultation with outside advisors.

The employment arrangements are amended as previously contemplated in the Transaction Agreement with Fyffes, and are intended to ensure that Chiquita has the right management in place to operate and ensure the continuity of the business and that management remains focused on executing Chiquita’s “return to the core” strategic plan, driving strong performance and keeping their interests aligned with shareholders. All amended agreements incentivize employees to continue to drive value for Chiquita shareholders, irrespective of the future direction of the Company. Additional details regarding these arrangements, as well as certain other related actions, can be found in the Form 8-K being filed with the SEC.

About Chiquita Brands International, Inc.

Chiquita Brands (NYSE:CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads, other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in approximately 70 countries worldwide. For more information, please visit www.chiquita.com.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed combination of Chiquita and Fyffes or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Additional Information Has Been Filed and Will Be Filed with the SEC

ChiquitaFyffes Limited, a private limited company organized under the laws of Ireland ("ChiquitaFyffes") has filed with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 that includes a Proxy Statement that also constitutes a Prospectus of ChiquitaFyffes. The registration statement was declared effective by the SEC on July 25, 2014. The Form S-4 also includes the Scheme Circular and Explanatory Statement required to be sent to Fyffes shareholders for the purpose of seeking their approval of the combination. Each of Chiquita and Fyffes has completed mailing to their respective shareholders the definitive Proxy Statement/Prospectus/Scheme Circular in connection with the proposed combination of Chiquita and Fyffes and related transactions. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS/SCHEME CIRCULAR (INCLUDING THE SCHEME EXPLANATORY STATEMENT) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CHIQUITA, FYFFES, CHIQUITAFYFFES, THE COMBINATION AND RELATED MATTERS. Investors and security holders are able to obtain free copies of the definitive Proxy Statement/Prospectus/Scheme Circular (including the Scheme) and other documents filed with the SEC by ChiquitaFyffes, Chiquita and Fyffes through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders are able to obtain free copies of the definitive Proxy Statement/Prospectus/Scheme Circular (including the Scheme) and other documents filed by Chiquita, Fyffes and ChiquitaFyffes with the SEC by contacting Chiquita Investor Relations at: Chiquita Brands International, Inc., c/o Corporate Secretary, 550 South Caldwell Street, Charlotte, North Carolina 28202 or by calling (980) 636-5000, or by contacting Fyffes Investor Relations at c/o Seamus Keenan, Company Secretary, Fyffes, 29 North Anne Street, Dublin 7, Ireland or by calling + 353 1 887 2700.

Participants In The Solicitation

Chiquita, Fyffes, ChiquitaFyffes and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the combination. Information about the directors and executive officers of Fyffes is set forth in its Annual Report for the year ended December 31, 2013, which was published on April 11, 2014 and is available on the Fyffes website at www.fyffes.com. Information about the directors and executive officers of Chiquita is set forth in its Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 4, 2014 and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on April 11, 2014. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive Proxy Statement/Prospectus/Scheme Circular described above and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

This communication contains certain statements that are "forward-looking statements." These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita and Fyffes, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting Chiquita and/or Fyffes or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; continued ability of Chiquita and Fyffes to access the capital and credit markets on commercially reasonable terms and comply with the terms of their debt instruments; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving Chiquita and/or Fyffes, as well as the legal fees and other costs incurred in connection with these items. Readers are cautioned that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Forward-looking statements relating to the combination involving Fyffes and Chiquita include, but are not limited to: statements about the benefits of the combination, including expected synergies and future financial and operating results; Fyffes and Chiquita's plans, objectives, expectations and intentions; the expected timing of completion of the combination; and other statements relating to the combination that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements.

With respect to the combination, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite Fyffes and Chiquita shareholder approvals; the risk that Fyffes or Chiquita may be unable to obtain governmental and regulatory approvals required for the combination, or required governmental and regulatory approvals may delay the combination or result in the imposition of conditions that could reduce the anticipated benefits from the combination or cause the parties to abandon the combination; the risk that a condition to closing of the combination may not be satisfied; the length of time necessary to consummate the combination; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the combination may not be fully realized or may take longer to realize than expected; disruption arising as consequence of the combination making it more difficult to maintain existing relationships or establish new relationships with customers, employees or suppliers; the diversion of management time on transaction-related issues; the ability of the combined company to retain and hire key personnel; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.

These risks, as well as other risks associated with the combination, are more fully discussed in the Proxy Statement/Prospectus/Scheme Circular that is included in the Registration Statement on Form S-4 that was filed with the SEC in connection with the combination and are contained in the definitive Proxy Statement/Prospectus/Scheme Circular mailed to shareholders. Additional risks and uncertainties are identified and discussed in Chiquita's reports filed with the SEC and available at the SEC's website at www.sec.gov and in Fyffes reports filed with the Registrar of companies available at Fyffes website at www.fyffes.com. Forward-looking statements included in this document speak only as of the date of this document. Neither Chiquita nor Fyffes undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this communication.

No statement in this communication is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Chiquita, or Fyffes or ChiquitaFyffes, as appropriate. No statement in this communication constitutes an asset valuation.

Statement Required by the Takeover Rules

The directors of Chiquita accept responsibility for the information contained in this communication. To the best of the knowledge and belief of the directors of Chiquita (who have taken all reasonable care to ensure that such is the case), the information contained in this communication for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Contact:

Chiquita Contacts:

Investors
Steve Himes
1 980-636-5636
shimes@chiquita.com

MacKenzie Partners Inc.

Toll-Free (800) 322-2885 or (212) 929-5500 (call collect)

Alliance Advisors, LLC

Toll free at (855) 976-3330

cqb@allianceadvisorsllc.com

Media
Ed Loyd
1 980-636-5145
eloyd@chiquita.com

Kelly Sullivan, Averell Withers or Joe Berg
Joele Frank, Wilkinson Brimmer Katcher
1 212-355-4449